Calculation of Filing Fee Tables
S-8
D-Wave Quantum Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, par value $0.0001 per share, issuable pursuant to the D-Wave Quantum Inc. 2022 Equity Incentive Plan	Other	592,392	$ 30.04	$ 17,795,455.68	0.0001381	$ 2,457.55
Total Offering Amounts:						$ 17,795,455.68		$ 2,457.55
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 2,457.55
Offering Note
[1]	(a) Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement also covers an indeterminate number of additional shares of Common Stock of the Registrant that may be offered or issued by reason of certain corporate transactions or events, including any stock dividend, stock split or any other similar transaction effected which results in an increase in the number of shares of Common Stock. (b) Represents shares of Common Stock issuable pursuant to the D-Wave Quantum Inc. 2022 Equity Incentive Plan (the "2022 Plan") being registered herein, consisting of shares of Common Stock reserved and available for delivery with respect to awards under the 2022 Plan, and shares of Common Stock that may again become available for delivery with respect to awards under the 2022 Plans pursuant to the share counting, share recycling and other terms and conditions of the 2022 Plan. Calculated based on the number of shares exchangeable for the number of options to purchase shares of Quantum Circuits, Inc., a Delaware corporation ("QCI," and such options, "Options"), issued and outstanding immediately prior to the transactions contemplated by the Agreement and Plan of Merger, dated as of January 6, 2026, by and among the Registrant, QCI, Quest Acquisition Merger Sub I, Inc., a Delaware corporation and a wholly owned subsidiary of the Registrant, Quest Acquisition Merger Sub II, LLC, a Delaware limited liability company and a wholly owned subsidiary of the Registrant, and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the representative, agent and attorney-in-fact of the Securityholders (the "Merger Agreement" and, the transactions contemplated therein, therein, the "Merger"), other than Options that are cancelled in exchange for the consideration described in, and pursuant to, the Merger Agreement, as of January 20, 2026, multiplied by an exchange ratio to reflect the number of shares of the Registrant's common stock for which such Options are exchangeable pursuant to the Merger Agreement. (c) Estimated for the purpose of calculating the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act, based on the average of the high and low prices of the Common Stock reported on the NYSE on January 15, 2026, which was $30.04 per share.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A